Exhibit 99(a)(1)

CERTIFICATE OF FORMATION

OF

OHA PRIVATE CREDIT FUND LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST:  The name of the limited liability company formed hereby is OHA Private Credit Fund LLC (the “Company”).

SECOND:  The address of the registered office of the Company in the State of Delaware, County of New Castle is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, and the name of the registered agent for service of process located at such registered office is Corporation Service Company.

THIRD:  This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation on the 15th day of December, 2021.

/s/ Gregory S. Rubin
Name:	Gregory S. Rubin
Title:	Authorized Person